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                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K



Current Report Pursuant to Section 13 or 15 (D) of the Securities
Exchange Act of 1934



Date of Report (date of earliest event reported) October 12, 1995.




Commission file number 1-2691.



                    American Airlines, Inc.
     (Exact name of registrant as specified in its charter)

        Delaware                            13-1502798
    (State or other                      (I.R.S. Employer
      jurisdiction                      Identification No.)
   of incorporation or
     organization)

 4333 Amon Carter Blvd.
   Fort Worth, Texas                           76155
 (Address of principal                      (Zip Code)
   executive offices)

Registrant's telephone number,   (817) 963-
including area code              1234


                         Not Applicable
(Former name, former address and former fiscal year , if changed since last report)















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                    AMERICAN AIRLINES , INC.





ITEM 5.  OTHER INFORMATION


The Transport Workers Union ("TWU") has informed American Airlines, Inc. ("American") that its members have ratified seven of the eight contracts on which American and the TWU reached tentative agreement in August 1995. These contracts include a one-time early retirement program which is expected to result in a substantial charge to American's earnings during the quarter ending December 31, 1995. This charge, which cannot be reasonably estimated at this time, is not expected to have a significant impact on the financial position or liquidity of American.

The TWU and American have also reached a new tentative agreement on the eighth contract covering fleet service workers. The tentative agreement has been submitted to the fleet service membership for a vote, with results expected in late October 1995. This contract also includes a one-time early retirement program which, if ratified, is expected to result in an additional charge to American's earnings during the quarter ending December 31, 1995. This charge cannot be reasonably estimated at this time but is not expected to have a significant impact on the financial position or liquidity of American.

American's contract with the Association of Professional Flight Attendants ("APFA") became amendable in December 1992. Following a lengthy negotiation and mediation process, the APFA staged a five-day strike against American in November 1993. The strike ended when both parties agreed to binding arbitration. The arbitration process began in October 1994, and the arbitrators' decision was announced on October 10, 1995. Among other things, the decision provides for (i) wage increases that will result in higher flight attendant unit labor costs and (ii) a one-time early retirement program for certain flight attendants which is expected to result in a substantial charge to American's earnings during the quarter ending December 31, 1995. This charge, which cannot be reasonably estimated at this time, is not expected to have a significant impact on the financial position or liquidity of American.



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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               AMERICAN AIRLINES, INC.




Date: October 12, 1995         BY:   /s/ Charles D. MarLett
                               Charles D. MarLett
                               Corporate Secretary